Exhibit 2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into on September 14, 2022, by and between Katherine E. Wensink, trustee under the Irrevocable Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr, dated July 29, 2008 (“Purchaser”) and Katherine E. Wensink, trustee under the 2016 Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr, dated September 21, 2016 (“Seller”).

RECITALS

A. On July 29, 2008, Barbara P. Ruhlman entered into the Irrevocable Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr. For purposes of this Agreement, this trust shall be referred to the as the “2008 Irrevocable Trust.”

B. Katherine E. Wensink has been appointed by McDonald Hopkins LLC, with advice from the living beneficiaries of the 2008 Irrevocable Trust, to succeed Bernard L. Karr as the trustee of the 2008 Irrevocable Trust.

C. On September 21, 2016, Barbara P. Ruhlman entered into the 2016 Trust Agreement between Barbara P. Ruhlman and Bernard L. Karr. For purposes of this Agreement, this Trust shall be referred to as the “2016 Trust.”

D. The 2016 Trust was revocable at the time it was established by Barbara P. Ruhlman. In 2016, Barbara P. Ruhlman transferred 810,400 shares of Preformed Line Products Company common stock to the 2016 Trust (the “2016 Trust Shares”).

E. Katherine E. Wensink has been appointed by McDonald Hopkins LLC to succeed Bernard L. Karr as the trustee of the 2016 Trust.

F. Section 5.2 of the 2016 Trust directs the trustee to offer to sell the assets of the 2016 Trust to the trustee of the 2008 Irrevocable Trust. Under that provision, the trustee of the 2008 Irrevocable Trust can elect to purchase any or all of the assets of the 2016 Trust. The Seller and Purchaser have agreed that Purchaser will purchase all the 2016 Trust Shares, and are entering into this Agreement for that purpose.

H. Section 5.2 of the 2016 Trust also states that the purchase price to be paid for the 2016 Trust Shares is the value of such assets as finally determined for federal estate tax purposes, and that purchase price is to be paid in cash or in such other form as the parties agree.

I. The Seller has engaged an independent third party valuation firm with substantial experience with transactions similar to the transaction contemplated in the Agreement to determine the fair market value of the shares of Preformed Line Products Company stock held in the estate of Barbara P. Ruhlman, including the 2016 Trust Shares, as of January 2, 2022, the date of her death, and as of July 2, 2022, the alternate valuation date for federal estate tax purposes (“Alternate Valuation Date”).

J. The Seller and the Purchaser have agreed to extend the time for the Purchaser to purchase the 2016 Trust Shares to a date not later than September 30, 2022, to allow for consideration of the Alternate Valuation Date value.

K. The common shares of Preformed Line Products Company, an Ohio corporation (“PLPC”), $2.00 par value, are traded on the NASDAQ stock market under the symbol “PLPC,” and PLPC is a reporting company under the Securities Exchange Act of 1934, as amended. As a result, the financial and other material information about PLPC is publicly available.

L. The average of the means between the highest and lowest sales of PLPC shares on the last trading date before and the first trading date after Barbara P. Ruhlman’s date of death, plus the declared dividend, was $63.2968 per share prior to any blockage discount.

M. The average of the means between the highest and lowest sales of PLPC shares on the last trading date before and the first trading date after the Alternate Valuation Date, plus the declared dividend, was $61.6725 per share prior to any blockage discount (the “AVD Mean Price”). The executor of Barbara P. Ruhlman’s estate has determined that the estate qualifies to use the Alternate Valuation Date for federal estate tax reporting purposes and will elect to use the Alternate Valuation Date value on the federal estate tax return.

N. The valuation firm has taken into account a number of factors in determining the price at which a block of PLPC shares would trade, including, without limitation, the number of shares that constitute the 2016 Trust Shares and the low trading volume of PLPC shares, and that firm has determined that a blockage discount applies to the determination of the fair market value of the 2016 Trust Shares, yielding a value as of the Alternate Valuation Date of $44.4042 per share after application of the blockage discount to the AVD Mean Price.

NOW, THEREFORE, in consideration of these premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

AGREEMENT

1. Purchase and Sale of Shares. Upon the execution and delivery of this Agreement, Seller shall sell and Purchaser shall purchase the 2016 Trust Shares for $44.4042 per share, for a total purchase price of $35,985,163.68 (“Purchase Price”). Seller shall instruct KeyBank NA, custodian of the 2016 Trust Shares, to transfer the 2016 Trust Shares on such date from the KeyBank NA account in the name of Seller to the KeyBank NA account in the name of Purchaser. Purchaser shall pay the Purchase Price on such date by an electronic transfer of funds to Seller’s account at KeyBank NA.

2. Purchase Price Adjustment. If the value of the 2016 Trust Shares as finally determined for federal estate tax purposes is higher or lower than the Purchase Price, the Purchase Price shall be adjusted accordingly, and the Seller shall refund to the Purchaser, or the Purchaser shall pay an additional amount to the Seller, so that the amount finally paid for the

2016 Trust Shares shall be the value of the 2016 Trust Shares as finally determined for federal estate tax purposes.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

(b) The execution, delivery and performance of this Agreement does not and will not (i) violate any law, regulation, judgment, decree, order or other directive of any court or governmental agency currently applicable to or binding upon Purchaser, or (ii) breach or constitute a default under any agreement to which Purchaser is a party or by which it is bound.

4. Representations, Warranties and Covenants of Seller. Seller hereby represents and warrants to Purchaser as follows:

(a) Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) The execution, delivery and performance of this Agreement does not and will not (i) violate any law, regulation, judgment, decree, order or other directive of any court or governmental agency applicable to or binding upon Seller, or (ii) breach or constitute a default under any agreement to which Seller is a party or by which Seller is bound.

(c) Seller is the owner of the 2016 Trust Shares being sold, assigned, bargained and conveyed pursuant hereto. Upon the sale to Purchaser, Purchaser will acquire the 2016 Trust Shares being transferred, free from any security interest, pledge, option, equity, claim or other right or interest of any kind.

(d) Seller, to the extent necessary, shall, without additional consideration, take such additional or further actions and execute such other or further documents as may be reasonably requested by Purchaser in order to evidence, confirm or carry out the transactions contemplated hereby.

5. Miscellaneous.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

(b) Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is in writing and signed on behalf of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c) Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Recitals are incorporated by reference and made a part of this Agreement.

(d) Binding Agreement. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by Purchaser and Seller and their respective successors and assigns.

(e) Counterparts. This Agreement may be executed in counterparts, each of which, when executed, will be an original and all of which taken together will constitute one and the same agreement.

(f) Entire Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes or incorporates all prior or contemporaneous understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties on the date first written above.

SELLER

/s/ Katherine E. Wensink
Katherine E. Wensink, Trustee of the 2016 Trust

PURCHASER

/s/ Katherine E. Wensink
Katherine E. Wensink, Trustee of the 2008 Irrevocable Trust